INVO bioscience
Life Begins Within

December 29, 2022

James Goren
JAG Multi Investments LLC
c/o Bredefeld & Assoc. PC
125 Maple Avenue, Suite C
Chester, New Jersey 07930

RE: Demand Notes and Warrant

Dear James

Reference is made to those certain demand notes dated October 21, October 28, November 10 and December 13, 2022 (the "Demand Notes") issued by INVO Bioscience Inc. ("INVO") to JAG Multi Investments LLC ("JAG"). Under the Demand Notes, JAG loaned INVO a total of $400,000, of which JAG currently may demand payment of $350,000. All capitalized terms used herein that are not defined shall have the meaning assigned to those terms in the Demand Notes.

By signing below, JAG and INVO agree to the following:

1. JAG will fund an additional demand note for $100,000 today;
2. JAG agrees to extend the date on which JAG can demand payment of principal, the Fee and any interest under the Demand Notes to March 31, 2023; and
3. In consideration for JAG agreeing to 1 and 2 above, INVO shall issue to JAG a warrant to purchase 350,000 shares of common stock, in the form attached hereto as Exhibit A.

Also, JAG hereby represents and warrants that it is an "accredited investor", as such term is defined in Regulation D promulgated by the Commission under the 1933 Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable it to utilize the information made available by INVO to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment.

Sincerely,

INVO BIOSCIENCE INC.

/s/ Steve Shum
Steve Shum, CEO

AGREED AND ACCEPTED BY

JAG MULTI INVESTMENTS LLC

/s/ James Goren
James Goren, Managing Member

EXHIBIT A

Form of Warrant